Exhibit 10.43
eFunds Corporation
Supplemental Transition Assistance Agreement
SUPPLEMENTAL TRANSITION ASSISTANCE AGREEMENT by and between eFunds Corporation, a Delaware corporation (collectively with any successor entity, the “Company”), and Nelson Eng (“Executive”) dated as of the 1st day of December 2006.
     WHEREAS, Executive is employed as a senior executive officer of the Company in a policy making capacity;
     WHEREAS, the Executive and the Company have entered into that certain Transition Assistance Agreement (the “Transition Assistance Agreement”) and that certain Change in Control Agreement (the “Change in Control Agreement” and, collectively with the Transition Assistance Agreement, the “Agreements”), each of even date herewith;
     WHEREAS, the Company has requested Executive to relocate his family to Scottsdale, Arizona as a condition of his employment;
     WHEREAS, the Executive and the Company have entered into this Agreement to provide Executive with the benefits described herein if certain events occur that alter the assumptions made by Executive in agreeing to such relocation; and
     WHEREAS, it is the intention of the parties that this Agreement is not an employment agreement and that Executive’s employment with the Company shall continue to remain “at-will” and terminable by the Company or Executive at any time for any reason or no reason.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
I.	Relocation Support Payments.
     (a) If (i) Executive’s employment with the Company is terminated by the Company under circumstances constituting a “Qualifying Termination” (as such term is defined in the Transition Assistance Agreement) within 36 months of the date (the “Grant Date”) of grant associated with Executive’s 2007 equity awards from the Company (or, if no awards are made to Executive in 2007, within 36 months of the date of grant of Executive’s initial equity awards), (ii) the “Effective Date” should occur under the Change in Control Agreement during such 36 month period or (iii) there should be a vacancy in the role of Chief Executive Officer of the Company during Executive’s tenure and the Company does not offer such position to Executive, Executive shall, subject to the further conditions of this Agreement, be entitled to the payments described in the attached Exhibit A (the “Relocation Benefits”) in the event he thereafter elects to relocate to another city and State within the continental United States.
     (b) Executive’s eligibility to receive the Relocation Benefits described in Section 1(a) is subject to the following conditions:
          (i) Executive must make the election to receive the Relocation Benefits within 60 days of the occurrence of the event (the “Triggering Event”) described in clauses (i), (ii) or (iii) of Section 1(a) giving rise to Executive’s right to elect to receive the Relocation Benefits;
          (ii) If the Triggering Event involves the events described in clauses (ii) or (iii) of Section 1(a), Executive must submit his written offer of resignation concurrently with making an election to avail himself of the Relocation Benefits; and

          (iii) Executive must complete the relocation of his primary residence within 180 days of submitting his election to receive the Relocation Benefits.
     (c) The amount of Relocation Benefits payable by the Company hereunder shall be reduced by the amount of any comparable benefits paid or payable to Executive by any subsequent employer. In order to be eligible to receive the Relocation Benefits, Executive must provide the Company with documentation describing any relocation assistance received or to be received by Executive from a subsequent employer or, if applicable, a written statement to the effect that a subsequent employer is not contributing to the cost of Executive’s relocation. Executive agrees to refrain from manipulating the elements of Executive’s compensation by any subsequent employer in a manner designed to maximize the Relocation Benefits payable by the Company.
II.	Conditions.
(a)	The Company’s obligations under Section 1 are subject to the following conditions:
(i)	Following the occurrence of any Triggering Event, Executive must exhibit professionalism in support of the Company’s goals when dealing with the Company’s employees, customers and potential customers and Executive’s acquaintances;

(ii)	If the Triggering Event constituted Executive’s Qualifying Termination, Execute must comply with the Conditions set forth in Section II of the Transition Assistance Agreement;

(iii)	Executive must not disparage the Company or its management; provided, however, that this clause 2(a)(iii) shall not apply to any testimony or statement given by Executive in connection with any proceeding or matter of the type referenced in clause 2(a)(v) below in order that Executive may at all times give truthful and candid accounts of his recollections without restriction under this Agreement;

(iv)	If the Triggering Event did not constitute Executive’s Qualifying Termination, Executive must execute a mutual release form with the Company in substantially the form attached as Exhibit A to the Transition Assistance Agreement (with such release being modified to exclude the release of any claims Executive may have under the Change in Control Agreement) and deliver the same to the Company within 15 days of his final date of employment and Executive must not rescind such release during the Rescission Period referenced therein; and

(v)	Executive must (upon reasonable notice and mutually convenient scheduling) cooperate with the Company and its counsel with regard to any past, present or future legal, regulatory, investigatory (including any inquiries or investigations by management of the Company or its Board of Directors (or a committee thereof)) or other proceeding or matter which relates to or arises out of matters occurring during Executive’s employment, or the termination thereof. The Company will reimburse Executive for any reasonable out-of-pocket expenses incurred in providing such cooperation.
     (b) The Relocation Benefits payable under this Agreement are in addition to, and not in lieu of, any amounts payable to Executive under the Agreements. This Agreement is expressly exempted from Section XI (F) of the Change in Control Agreement.

III.	Miscellaneous.
     (a) Executive may not assign or delegate any of Executive’s rights or obligations in respect of this agreement and any attempted assignment or delegation shall be void and of no effect. This Agreement is binding upon and enforceable by the Company and its successors and assigns. In the event of the death of Executive within 18 months of the Grant Date, Executive’s spouse may avail herself of the Relocation Benefits provided for herein by giving notice of such intention to the Company within 60 days of Executive’s death. This Agreement is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.
     (b) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Agreement shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Agreement on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.
     (c) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     (d) This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
     (e) Executive has been informed that the terms of this Agreement will be open for acceptance and execution by Executive until December 5, 2006 during which time Executive may consider whether or not to accept this Agreement and consult with an attorney of Executive’s choosing to advise Executive regarding the same. If Executive does not execute and deliver this Agreement by such date, the offer contained herein shall be wholly null and void.
IN WITNESS WHEREOF, Executive and the Company have hereunto set their hands as of the dates set forth below.

EXECUTIVE
/s/ Nelson G. Eng

eFUNDS CORPORATION

/s/ Paul F. Walsh
Paul F. Walsh Chief Executive Officer and Chairman of the Board

Exhibit A

Lump Sum Payment	•	Grossed-Up allowance totaling $24,000 provided to cover the following expenses:

	•	Homefinding trip for employee and one additional person
		-	2 trips, 10 days
		-	Travel, lodging, meals, rental car
	•	Temporary Living
		-	60 days for employee
		-	Travel, lodging, meals, rental car
		-	Two return trips home per month
	•	Final Move Trip
		-	Travel, lodging and meals
	w	Incidental moving expenses

Homesale Assistance	•	Marketing Assistance
		-	Mandatory marketing – 30 days prior to appraisals
	•	2% Homesale Incentive Bonus (cap — $10,000)
	•	Independent Sale
		-	Reimbursed normal and customary closing costs, including broker commissions
		-	Attorney’s fees — $500
		-	No bonus
Destination Assistance	•	Destination Service
	•	Rental finding fees
	•	National Lender Program – direct billing
	•	New Home Inspections
	•	New Home Closing Expenses
		-	Reasonable and normal closing costs
		-	Attorney fees up to $800
		-	Loan origination fee/discount points based on scale

Household Goods	•	Shipment
		-	Packing, loading and transporting
		-	Insurance
	•	Vehicle Shipment – up to 2 automobiles
	•	Storage – up to 60 days

Tax Assistance	•	Tax gross-up provided where applicable

4